Exhibit 10.42

SEVERANCE AND GENERAL RELEASE AGREEMENT

This Severance and General Release Agreement (“Agreement”), by and between Roberto Llamas (“Employee”), an individual, Univision Holdings, Inc., a Delaware corporation (the “Parent”), and Univision Communications Inc. (“Company”), is a severance agreement that includes a general release of claims. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Employment Agreement, dated as of October 1, 2013, by and between Company and Employee (the “Employment Agreement”).

In consideration of the covenants undertaken and the releases contained in this Agreement, Employee and Company have agreed as follows:

1. Employee’s employment will cease effective March 1, 2016 (the “Separation Date”), which will also be Employee’s last day of active employment. Employee and Company acknowledge that any employment or contractual relationship between them (or between Employee and any Releasee, as defined below) will terminate on the Separation Date, including the Employment Agreement, and that they have no other employment or contractual relationship with or obligations to the other except as may arise out of or may be specifically incorporated into this Agreement. Employee acknowledges receiving Employee’s final paycheck representing Employee’s salary up to and including the Separation Date, as well as reimbursement of expenses and any accrued but unused vacation or other eligible paid time off, if any.

2. Company shall pay to Employee in consideration for the release provided pursuant to this Agreement the sum of $997,380 (the “Release Payment”). The Release Payment shall be made as follows: (i) $725,000 of such Release Payment, representing contractual severance pay, shall be paid in accordance with the following schedule: $669,423.05 (representing the sum of the amounts of such severance pay that qualify for the “short-term deferral” exception” and the Separation Pay Limit under Section 409A of the Internal Revenue Code) shall be paid within twenty-four (24) hours following the Effective Date (as defined in Paragraph 8.d below), $ 27,884.61 shall be paid on June 1, 2016, and the balance of $27,692.34 shall be paid on June 15, 2016; and (ii) $272,380 of such Release Payment shall be within twenty-four (24) hours following the Effective Date (as defined in Paragraph 8.d below); provided that all payments shall be less standard deductions and withholdings; provided further that Employee’s entitlement to receive or retain any portion of the Release Payment shall be contingent upon Employee’s continued material compliance with the terms and conditions of this Agreement. The Release Payment shall not be impacted by other employment that Employee may hereafter commence that is not in breach or violation of Paragraph 3 of this Agreement. Employee hereby acknowledges and agrees that he is not entitled to any other payments, including a pro rata bonus with respect to calendar year 2016. If Employee materially breaches any of the terms and conditions in this Agreement, including without limitation Paragraphs 4, 10, 11, 12, 13, and 14 of this Agreement, Employee shall be required to repay the Release Payment to Company within ten (10) days following Company’s notification to Employee that Employee has materially breached a term or condition of this Agreement. Employee acknowledges that, other than by signing this Agreement, Employee was not otherwise entitled to receive the consideration provided for in this Agreement

3. Pursuant to this Agreement and the Employment Agreement, Employee covenants and agrees that, as a condition of receiving the Release Payment, Employee will not directly or indirectly engage in the Business for a period of one (1) year from the Effective Date in the United States and Puerto Rico or any other country in which Company or any of its affiliates engages in the Business. However, the parties agree to limit the Employment Agreement’s definition of “Business” to the following companies or business units, and agree that Employee may not become directly or indirectly employed by, engaged by, or provide services to (whether as an employee, consultant, or in any other paid capacity), or own or have a right to acquire the equity of any of the following: NBCUniversal, Telemundo, Comcast, Fox Network,

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Mundo Fox, TV Azteca, Televisa, Venevision, CNN en Español, Spanish Broadcasting System, Entravision Communications, Liberman Broadcasting, iHeartMedia, Inc., CBS Radio Inc., Equity Broadcasting, Border Communications, Fisher Broadcasting, Yahoo! En Espanol, Terra, AOL Latino, as well as any successors thereto and spinoffs therefrom, or any Qualified Hispanic Media Company (as hereinafter defined). For purposes hereof, a Qualified Hispanic Media Company shall mean a media company, or a particular media company business unit, that is primarily focused and targeted to the Hispanic market or that derives more than 50% of its media sales revenues from media sales for media that is targeted to the Hispanic market. To be clear, if a business unit of a larger company falls within the definition of a Qualified Hispanic Media Company, then Employee would be restricted from being employed by, being engaged by, or providing services to that particular business unit, but Employee may still be employed by, be engaged by or provide services directly to the larger company so long as Employee’s duties do not involve the business unit that is a Qualified Hispanic Media Company (and so long as that company is not specifically listed above).

4. Employee agrees to reasonably cooperate with Company with respect to the transition and reassignment of his job duties and to provide Company with any information that will assist it in this regard. The Employee represents that Employee returned to Company all documents and property in his possession or control, which Employee prepared or received during the course of his employment with Company, pursuant to and in accordance with Section 4(a)(3) of the Standard Terms and Conditions of the Employment Agreement. Employee may retain his address book and his cell phone number.

5. From and after the Separation Date, Employee shall not be entitled to participate in or receive any other payments or benefits pursuant to any employee benefit plan of Company or Univision Communications Inc. or its subsidiaries or affiliated entities. Employee acknowledges having received information under separate cover about his or her eligibility for continued health care coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA). Notwithstanding the foregoing, Company hereby acknowledges that all of Employee’s outstanding stock options are accelerated and shall be fully vested as of the Effective Date of this Agreement.

6. Company and Employee each expressly deny any violation of any of Company’s policies or procedures, or any federal, state or local laws or regulations. Accordingly, while this Agreement resolves all issues between Employee and Company relating to any alleged violation of Company’s policies or procedures or any federal, state or local law or regulation, this Agreement does not constitute an adjudication or finding on the merits, and it is not, and shall not be construed as, an admission by either Company or Employee of any violation of Company’s policies or procedures, or any federal, state or local laws or regulations. Moreover, neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of or an admission by either Company or Employee of any violation of Company’s policies or procedures, or any federal, state or local laws or regulations. This Agreement may be introduced, however, in any proceeding to enforce the Agreement. Such introduction shall be pursuant to an order protecting its confidentiality.

7. Except for those obligations created by or arising out of this Agreement for which receipt or satisfaction has not been acknowledged in this Agreement, Employee on behalf of Employee, Employee’s heirs, executors, administrators, and assigns, and each of them, hereby covenants not to sue and fully releases and discharges Company, and its parent, subsidiaries, and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, partners, representatives, assigns, and successors, past and present, and each of them (hereinafter together and collectively referred to as “Releasees”), with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise (collectively, “Claims”), whether now known or unknown, suspected or unsuspected, which Employee now owns or holds or Employee has at any time heretofore

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owned or held or may in the future own or hold as against said Releasees, arising out of or in any way connected with Employee’s employment relationship with Company, or Employee’s termination from that employment, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement. This release includes, without limiting the generality of the foregoing, claims arising under federal, state, or local laws prohibiting employment discrimination, including but not limited to any claim under Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, as amended, claims for attorney’s fees or costs, or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability, and any and all claims in contract, tort, or premised on any other legal theory. Nothing in this Agreement shall affect Employee’s rights under COBRA, any vested rights Employee may have in the Univision 401(k) plan, or any rights to indemnification or directors and officers liability insurance coverage.

8. Employee expressly acknowledges and agrees that, by entering into this Agreement, Employee is voluntarily waiving any and all rights or claims that Employee may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the Effective Date of this Agreement. Employee also expressly acknowledges and agrees that:

a.	In return for this Agreement, Employee will receive consideration beyond that to which Employee was already entitled before entering into this Agreement;

b.	Employee is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

c.	Employee was given a copy of this Agreement on February 24, 2016, and informed that Employee had 21 days within which to consider the Agreement, but in no event can Employee sign the Agreement earlier than March 1, 2016; and

d.	Employee was informed that Employee has seven (7) days following the date Employee executes the Agreement in which to revoke the Agreement, and that the Agreement will not become effective or enforceable until the revocation period has expired. Revocation of the Agreement must be in writing and delivered to Ray Mercedes, Senior Vice President, Associate General Counsel & Assistant Secretary prior to midnight on the seventh calendar day after Employee signs this Agreement. Accordingly, the Effective Date of this Agreement will be the eighth day following the date Employee executes the Agreement.

9. Employee acknowledges and agrees that this Agreement releases all claims existing or arising prior to the Effective Date of this Agreement, which Employee has or may have against the Releasees, whether such claims are known or unknown, or suspected or unsuspected, and Employee forever waives all inquiries and investigations into any and all such claims. Employee specifically waives all rights under any law or statute in effect in any jurisdiction that may exist that could affect or limit in any way Employee providing such a general release. Employee acknowledges and understands the significance of and specifically assumes the risk of such a waiver in providing the release herein.

10. Employee agrees that for two (2) years Employee will make no unfavorable or disparaging comments, orally or in writing, regarding Company, its parents, subsidiaries, affiliates or any other Releasee, or its and their operations, policies, or procedures, and that to do so will constitute a material breach of this Agreement.

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11. Employee promises and agrees that Employee will not, for a period of one year following his or her execution of this Agreement, directly or indirectly solicit or hire any employee of Company to work for any other business, individual, partnership, firm, corporation, or other entity. The foregoing shall not be violated by general advertising not targeted at employees of Company or by serving as a reference upon request.

12. Employee shall not disclose to any third party any trade secrets or any confidential or proprietary information and materials regarding Company’s business or operations. Except as may be required by law, Employee shall not provide any information or documents pertaining to any allegation of unlawful or fraudulent activity by any Releasee to any non-governmental third party.

13. Employee agrees that the terms and conditions, amount and all other details of this Agreement, as well as its very existence, shall remain confidential as between the parties, and Employee shall not disclose them to any other person, other than (i) Employee’s spouse, (ii) Employee’s attorneys and financial advisors (who shall be informed of and unless otherwise ethically bound, expressly agree in writing to be bound by this confidentiality clause) as necessary to secure their professional advice, or (iii) as required by law. Without limiting the generality of the foregoing, Employee will not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning, or in any way relating to, the execution of this Agreement or the events (including any negotiations) that led to its execution. Without limiting the generality of the foregoing, Employee specifically agrees that he shall not disclose information regarding this Agreement to any current or former employee of Company or any current or former employee of any Releasee. Employee may disclose the limitations herein to his activities to potential future employers. Employee hereby agrees that disclosure by Employee in violation of the foregoing shall constitute and be treated as a material breach of this Agreement.

14. Employee acknowledges and understands that the confidentiality, non-disclosure, non-solicitation, and non-disparagement obligations in this Agreement are separate and distinct from and do not supersede any confidentiality, non-disclosure, non-competition, or non-solicitation agreements that have been previously executed by Employee. All such obligations that are meant to survive the termination of Employee’s employment or Employment Agreement shall survive the execution of this Agreement.

15. Employee agrees not to apply for or accept employment with Company or any Releasee in the future, and any application for or offer of employment with Company or any Releasee may be denied pursuant to this Agreement.

16. Employee warrants and represents that Employee has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof, and Employee shall defend, indemnify, and hold harmless Company and all other Releasees from and against any claim (including the payment of attorneys’ fees and costs actually incurred, whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported, or claimed.

17. A waiver by either party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

18. Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment of any amounts owed by Employee to Company or its affiliates.

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19. This instrument, together with those provisions of the Employment Agreement that, pursuant to their terms and Paragraph 20, survive termination of the Employment Agreement and Employee’s termination of employment, (i) constitutes and contains the entire agreement and final understanding concerning Employee’s employment, termination from the same and the other subject matters addressed herein between the parties, (ii) is intended by the parties as a complete and exclusive statement of the terms of their agreement, and (iii) supersedes and replaces all prior negotiations and all agreements, proposed or otherwise, whether written or oral, concerning the subject matters hereof. Any representation, promise or agreement regarding the subject matter hereof that is not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement and may only be modified by a written agreement signed by both parties.

20. Notwithstanding anything to the contrary set forth herein or in the Employment Agreement, Sections 2(c), 4(a), 4(b)(1), 4(c), 6(f), and 6(h) of the Standard Terms and Conditions of the Employment Agreement, shall survive the termination of the Employment Agreement and the Employee’s termination of employment, shall remain in effect in accordance with their respective terms, and are incorporated herein by reference.

21. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement, which can be given effect without the invalid provisions or applications, and to this end, the provisions of this Agreement are declared to be severable.

22. This Agreement shall be deemed to have been executed and delivered within the State of New York, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of New York without regard to principles of conflict of laws. The parties agree that any legal proceedings relating to this Agreement will be instituted in a court of competent jurisdiction in the State of New York, and the parties consent to the jurisdiction of such courts for such actions.

23. Employee acknowledges that he has read this Agreement and that Employee has been advised by Company that Employee may consult with an attorney of Employee’s choice regarding this Agreement before signing it, and if Employee chose not to, such decision was a voluntary one. Employee represents that Employee has not been induced to execute this Agreement by any statement, act or representation of any kind or character on the part of anyone, except as may be contained in this Agreement. Employee further represents and agrees that he has entered into this Agreement voluntarily, with full knowledge and understanding of its terms, and without coercion or duress.

24. This Agreement may be signed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photocopies of the signed Agreement may be used in lieu of originals for any purpose.

[SIGNATURES TO FOLLOW]

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I have read the foregoing Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

EXECUTED this 1 day of March 2016, at New York, New York.

Roberto Llamas

EXECUTED this 1 day of March 2016, at New York, New York.

Univision Communications Inc.

By
Jonathan Schwartz
EVP, General Counsel, Legal

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